Star Energy Corporation
245 Park Avenue, 24th and 39th Floors
New York, New York 10167

November 6, 2006

Mr. Markin Vladimir Mikhajlovich
c/o Samaratransoil Ltd.

Re:	Letter of Intent for the Purchase by Star Energy Corporation of 100% of the Common Stock of Samaratransoil Ltd. from Markin Vladimir Mikhajlovich

Dear Mr. Mikhajlovich:

This Letter of Intent will set forth our mutual understanding regarding the possible purchase by Star Energy Corporation, a Nevada corporation, (the “Buyer”) from you (the “Seller”) of one hundred percent (100%) of the issued and outstanding shares (the “Shares”) of the common stock of Samaratransoil Ltd., a corporation organized under the laws of the Russian Federation (the “Company”) (the “Transaction”). The following items outline the terms and conditions to be contained in a mutually acceptable definitive agreement (the ADefinitive Agreement@) between the Buyer, the Seller, and the Company:

1.
Purchase and Sale. Subject to the terms and conditions of the Definitive Agreement, at the Closing (hereafter defined), Buyer shall purchase, and Seller shall convey and deliver to Buyer, the Shares, and by doing so Seller shall be deemed to have assigned all right, title and interest in and to the Shares to Buyer.

2.	Consideration. In consideration for the sale and purchase of the Shares, Buyer shall issue to Seller at the Closing (hereafter defined), One Million (1,000,000) shares of Buyer’s common stock.

3.
Closing. The consummation of the Transaction (the “Closing”) shall be subject to the execution of the Definitive Agreement and shall take place simultaneously with the execution of the Definitive Agreement at such place as the parties hereto may agree. The Closing will be conditional upon the approval of the transaction and definitive agreements by the Board of Directors of Buyer, completion of due diligence to the satisfaction of Buyer, Buyer’s receipt of financial statements of the Company, receipt of any required approvals of governmental authorities, receipt of necessary consents and approvals of third parties, and other customary conditions.

4.
Representations. Seller is the record and beneficial owner of the Shares, free and clear of all encumbrances. The Shares constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of the Company. There are no contracts or agreements relating to the issuance, sale or transfer of any equity securities or other securities of Company, including but not limited to, any of the following: options, warrants, agreements, or other rights relating to the acquisition of shares of capital stock; securities or other obligations convertible into shares of capital stock; or sale agreements, shareholder agreements, pledges, proxies, voting trusts, powers of attorney, restrictions on transfer or other agreements or instruments binding up on Seller or the Company (exclusive of any agreement to which Buyer is a party) and that relate to the ownership, voting or transfer of any shares of capital stock.

5.
No Negotiation. Until such time as the Closing shall have occurred or Buyer shall have notified Seller that it does not wish to consider the Transaction any further, neither Company nor Seller shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any person (other than Buyer) relating to any business combination transaction involving the Company, including but not limited to the sale by Seller of the Company's stock, the merger or consolidation of the Company or the sale of the Company's business or its assets (other than in the ordinary course of business). The Company and Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by the Company or Seller.

6.	Miscellaneous.

(a) Negotiation and Execution of Definitive Agreement. The parties shall negotiate in good faith and shall use their best efforts to agree to and execute a mutually satisfactory Definitive Agreement. Such Definitive Agreement shall include customary terms and conditions, including, without limitation, representations and warranties.

(b) Counterparts. This Letter of Intent may be executed in counterparts, all of which shall together constitute one and the same instrument. All documents and signatures required hereunder may be delivered or exchanged by facsimile and facsimile signatures shall be effective as originals thereof.

(c) Governing Law. This Letter of Intent shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of law provisions thereof.

(d) Intent of Parties. This Letter of Intent is intended only as a guideline for the future negotiation of a binding enforceable agreement. Except for Section 5, this Letter of Intent is not intended to and shall not constitute a binding legal obligation (or any obligation to execute a Definitive Agreement or consummate the Transaction), which shall arise only when, as and if a mutually satisfactory Definitive Agreement is executed and delivered. Nevertheless, this Letter of Intent has been entered into in good faith and it is contemplated that the parties will continue to negotiate in good faith. Section 5 hereof is a binding legal obligation and shall be legally enforceable.

If the foregoing accurately reflects your understanding, please execute where indicated below and return to the undersigned.

Very truly yours,

STAR ENERGY INC.

By: /s/ Marcus Segal
Name:  Marcus Segal
Title:  Chief Executive Officer

Accepted and Agreed to:

SAMARATRANSOIL LTD.

By:  /s/ Markin Vladimir Mikhajlovich
Name:  Markin Vladimir Mikhajlovich

/s/ Markin Vladimir Mikhajlovich
MARKIN VLADIMIR MIKHAJLOVICH